Exhibit 99.1

News Release	Contact:

For Immediate Release	James J. Hyland, VP Investor Relations
(636) 534-2369
Email: investor.relations@tlcvision.com
TLCVision Secures Extension of
Credit Facility Limited Waiver to September 9, 2009
Company to Announce Second Quarter 2009 Financial Results August 13, 2009
ST. LOUIS, MO, August 3, 2009: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, today announced that it has secured from its lenders holding a majority amount of its secured credit facility, an extension to September 9, 2009 of the previously announced limited waiver with respect to its credit facility that had expired on June 30, 2009, along with a forbearance with respect to certain payment obligations under the facility.
The credit agreement, dated June 21, 2007, as amended, provides for a US$85 million term loan and a US$25 million revolving credit line. As of July 31, 2009, the amount outstanding under the credit facility was approximately US$101.2 million.
The extension and forbearance agreement is contained in the limited waiver and amendment no. 4 to the credit agreement, dated as of June 30, 2009, which, among other things, provides a limited waiver through September 9, 2009 of specified defaults and extends to September 10, 2009, the time for payment of certain principal, interest and other payments previously due, provided, however, that in the event that the limited waiver is executed by less than 100% of the lenders, the limited waiver provides that lenders will, until September 9, 2009, forbear from exercising their rights arising out of the non-payment of certain principal, interest and other payments previously due. The amendment also amends certain terms of the credit agreement, provides for the accrual of default interest at an additional 2% per annum over otherwise applicable rates and releases any claims the Company may have had against the lenders. A copy of the amendment will be included as an exhibit to a Form 8-K to be filed promptly by the Company.
The Company will also release financial results for its second quarter ended June 30, 2009 on Thursday, August 13, 2009. The company will host a conference call and live webcast with investors and analysts on Thursday, August 13, 2009 at 5:00 p.m. (EDT). To access, please dial 888-359-3632 or 719-785-1754 (international callers) and enter the pass code 2703574. The call will be broadcast live on the company’s website at www.tlcv.com under the “Webcasts” link in the Investor Relations section.
A replay of the conference call will be available until August 27, 2009. To access the replay, dial 888-203-1112 or 719- 457-0820 (international callers) and enter the pass code: 2703574. The call will also be archived on the company’s web site at www.tlcv.com under the “Webcasts” link in the Investor Relations section.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, Section 21E of the U.S. Securities Exchange Act of 1934 and Canadian Provincial Securities Laws, which statements can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “predict,” “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. We caution that all forward-looking information is inherently uncertain and that actual results may differ materially from the assumptions, estimates or expectations reflected in the forward-looking information. A number of factors could cause actual results to differ materially from those in forward-looking statements, including but not limited to economic conditions, the level of competitive intensity for laser vision correction, the market acceptance of laser vision correction, concerns about potential side effects and long term effects of laser vision correction, the ability to maintain agreements with doctors on satisfactory terms, quarterly fluctuation of operating results that make financial forecasting difficult, the volatility of the market price of our common shares, profitability of investments, successful execution of our direct-to-consumer marketing programs, the ability to open new centers, the reliance on key personnel, medical malpractice claims and the ability to maintain adequate insurance therefore, claims for federal, state and local taxes, compliance with industry regulation, compliance with U.S. and Canadian healthcare regulations, disputes regarding intellectual property, many of which are beyond our control.
Therefore, should one or more of theses risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary significantly from what we currently foresee. Accordingly, we warn investors to exercise caution when considering any such forward-looking information herein and to not place undue reliance on such statements and assumptions. We are under no obligation (and we expressly disclaim any such obligation) to update or alter any forward-looking statements or assumptions whether as a result of new information, future events or otherwise, except as required by law.
See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward- looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward-looking statements. TLCVision assumes no obligation to update the information contained in this press release.
About TLCVision
TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers’ management, technology access service models, extensive optometric relationships, direct to consumer advertising and managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract and Eye Care markets. Information about vision correction surgery can be found on the TLC Laser Eye Centers’ website at www.lasik.com. More information about TLCVision can be found on the Company’s website at www.tlcv.com.
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